CENTURY CAPITAL MANAGEMENT, LLC
                         100 Federal Street, 29th Floor
                                Boston, MA 02110



February 1, 2010

Board of Trustees
Century Capital Management Trust
100 Federal Street, 29th Floor
Boston, MA  02110

Re: Expense Reimbursement Agreement

Dear Ladies and Gentlemen:

Century Capital Management, LLC hereby confirms our agreement with you as follows:

Pursuant to an Investment Advisory Agreement dated as of January 29, 2004 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of the assets of Century Shares Trust (the "Fund"), a series of Century Capital Management Trust.

We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit, by reimbursement, the aggregate expenses of every character incurred by the Fund's Investor Shares, excluding brokerage commissions, taxes, interest and litigation, indemnification and other extraordinary expenses (the "Limitation"). Under the Limitation, we agree that, effective February 28, 2010 through February 28, 2011, such expenses shall not exceed a percentage of average daily net assets equal to, on an annualized basis, 1.45%.


                                                Very truly yours,

                                                CENTURY CAPITAL MANAGEMENT, LLC

                                                By:   /s/ Alexander L. Thorndike
                                                      --------------------------
                                                      Alexander L. Thorndike
                                                      Managing Partner